EXHIBIT 4.23

CONSENT AND OMNIBUS AMENDMENT TO TRANSACTION DOCUMENTS

This CONSENT AND OMNIBUS AMENDMENT TO TRANSACTION DOCUMENTS (this “Amendment”) is dated as of January 5, 2006 and is entered into by and among Gastar Exploration Ltd., an Alberta corporation, with headquarters located at 2480 W. Campus Drive, Building C, Mt. Pleasant, Michigan 48858 (“Borrower”), Promethean Asset Management L.L.C., a Delaware limited liability company, in its capacity as agent (in such capacity, the “Agent”) for the “Buyers” party to the Purchase Agreement described below, the Buyers that are signatories hereto, and the subsidiaries of Borrower that are signatories hereto (such subsidiaries, together with Borrower, are sometimes referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”).

WHEREAS, Buyers and Borrower are parties to a certain Securities Purchase Agreement dated as of June 16, 2005, as amended by that certain First Amendment to Securities Purchase Agreement dated as of September 6, 2005 (as amended, the “Purchase Agreement”), pursuant to which, among other things, Borrower sold to each of the Buyers the Initial Notes and the Initial Shares;

WHEREAS, Borrower has notified Agent and Buyers of its desire to effectuate a restructuring pursuant to which

(a) first, effective January 5, 2006, each of Squaw Creek, Inc., a Delaware corporation and indirect wholly-owned subsidiary of the Borrower, First Source Development, Inc., a Michigan corporation and indirect wholly-owned subsidiary of the Borrower, Oil and Gas Services, Inc., a Delaware corporation and indirect wholly-owned subsidiary of the Borrower, First Appalachian Development, Inc., a Michigan corporation and indirect wholly-owned subsidiary of the Borrower (“FAD”), and First Sourcenergy Kansas Inc., a Delaware corporation and indirect wholly-owned subsidiary of the Borrower, shall be merged with and into First Sourcenergy Wyoming, Inc., a Michigan corporation (“FSW”), with FSW as the surviving corporation, and the legal name of FSW shall be changed to “Gastar Exploration USA, Inc.”;

(b) second, effective January 5, 2006, New Energy West (U.S.A.) Corporation, a California corporation and indirect wholly-owned subsidiary of the Borrower, shall be dissolved and shall cease to exist;

(c) third, effective January 5, 2006, the legal name of First Texas Development, Inc., a Michigan corporation and indirect wholly-owned subsidiary of the Borrower, shall be changed to “Gastar Exploration Texas, Inc.”;

(d) fourth, effective January 5, 2006, the legal name of First Source Gas, LP, a Delaware limited partnership and indirect wholly-owned subsidiary of the Borrower, shall be changed to “Gastar Exploration Texas LP”;

(e) fifth, effective January 5, 2006, the legal name of Bossier Basin, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of the Borrower, shall be changed to “Gastar Exploration Texas LLC”;

(f) sixth, effective January 5, 2006, the legal name of First Sourcenergy Group, Inc., a Michigan corporation and indirect wholly-owned subsidiary of the Borrower, shall be changed to “Gastar Exploration New South Wales, Inc.”;

(g) seventh, effective January 5, 2006, the legal name of First Sourcenergy Victoria, Inc., a Michigan corporation and indirect wholly-owned subsidiary of the Borrower, shall be changed to “Gastar Exploration Victoria, Inc.”;

(h) eighth, effective January 5, 2006, each of 616694 Alberta Ltd., an Alberta corporation and indirect wholly-owned subsidiary of the Borrower, Monterey Resources Inc., an Alberta corporation and indirect wholly owned subsidiary of the Borrower, and New Energy West Corporation, an Alberta corporation and direct wholly-owned subsidiary of the Borrower (“NEW”), shall be merged, with NEW as the surviving corporation;

(i) ninth, effective December 22, 2005, 1075191 Ontario Ltd., an Ontario corporation and direct wholly-owned subsidiary of the Borrower, shall be continued into Alberta, Canada as 1212117 Alberta Ltd., an Alberta corporation (“1212117”); and

(j) tenth, effective January 5, 2006, NEW, 1212117 and the Borrower shall be merged, with the Borrower as the surviving corporation

((a) – (j) collectively, the “Restructuring”);

WHEREAS, in addition to the amendments to the Transaction Documents necessitated by the Restructuring, Borrower seeks to modify other provisions of the Purchase Agreement and certain of the other Transaction Documents;

WHEREAS, pursuant to (a) Section 9(e) of the Purchase Agreement, no provision of the Purchase Agreement may be amended, modified or supplemented other than by an instrument in writing signed by the Borrower and the Buyers that purchased at least two-thirds (2/3) of the aggregate principal amount of the Initial Notes on the Initial Closing Date, and (b) Section 5.4 of the Security Agreement, the terms of the Security Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Debtor sought to be charged or benefited thereby and the Agent; and

WHEREAS, Borrower has requested that the Agent and the Buyers that purchased at least two-thirds (2/3) of the aggregate principal amount of the Initial Notes on the Initial Closing Date (i) consent to the consummation of the Restructuring and (ii) agree to amend certain provisions of the Purchase Agreement and certain of the other Transaction Documents as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Purchase Agreement, the other Transaction Documents and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Purchase Agreement.

2. Consent to Restructuring. Effective as of the Omnibus Amendment Effective Date (as defined below), upon satisfaction of the conditions precedent set forth in Section 5 of this Amendment, and in reliance upon the representations and warranties of the Loan Parties set forth in the Purchase Agreement, in the other Transaction Documents and in this Amendment, and notwithstanding anything to the contrary contained in the Purchase Agreement, the Agent and the Buyers consent to the Restructuring.

3. Amendments to Purchase Agreement. Subject to satisfaction of the conditions precedent set forth in Section 5 of this Amendment, the Purchase Agreement is amended as follows:

(a) Section 9(f) of the Purchase Agreement shall be amended in its entirety and as so amended shall read as follows:

“f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same; or (iv) upon actual and specific acknowledgement by the recipient of its receipt in an acceptable format (it being understood and agreed that an acknowledgement of receipt that is automatically generated by an e-mail program without regard to whether the attachment has been opened or is readable shall not be deemed sufficient for the foregoing purposes), when delivered via e-mail as a separate attachment in “pdf” or other read-only form deemed acceptable by recipient. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Gastar Exploration, Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Telephone:      (713) 739-1800

Facsimile:       (713) 739-0458

E-mail: rporter@gastar.com

Attention:        Chief Executive Officer

With a copy to:

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2300

Houston, Texas 77002-6760

Telephone:      (713) 758-2222

Facsimile:       (713) 758-2346

E-mail: mkelly@velaw.com

Attention:        T. Mark Kelly

If to the Transfer Agent:

CIBC Mellon Trust Company

200 Queen Quay East, Unit 6

Toronto, Ontario M5A 4K9

Telephone:      (416) 643-5000

Facsimile:       (416) 643-5570

E-mail:

Attention: VP, Client Services

If to a Buyer, to it at the address, facsimile number and e-mail address set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or, in the case of a Buyer or any other party named above, at such other address and/or facsimile number and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, (C) provided by a nationally recognized overnight delivery service or (D) actually and specifically provided by the recipient acknowledging its ability to review such e-mailed notice, consent, waiver, or other communication shall be rebuttable evidence of personal service, receipt by facsimile, deposit with a nationally recognized overnight delivery service or e-mail delivery in accordance with clause (i), (ii), (iii) or (iv) above, respectively.”

(b) The Schedule of Buyers to the Purchase Agreement shall be amended in its entirety and as so amended shall read as set forth on Exhibit A attached hereto

(c) Schedule 3(a) to the Purchase Agreement shall be amended in its entirety and as so amended shall read as set forth on Exhibit B attached hereto.

4. Amendments to Transaction Documents. Subject to the conditions set forth below, the Transaction Documents are amended as follows:

(a) Subsequent to the consummation of the Restructuring, all references in the Transaction Documents to (i) “First Sourcenergy Wyoming, Inc., a Michigan corporation” shall instead be references to “Gastar Exploration USA, Inc., a Michigan corporation” and “FSW” shall instead be references to “Gastar USA”, (ii) “First Sourcenergy Group, Inc., a Michigan corporation” shall instead be references to “Gastar Exploration New South Wales, Inc., a Michigan corporation” and “FSG” shall instead be references to “Gastar NSW”, (iii) “First Sourcenergy Victoria, Inc., a Michigan corporation” shall instead be references to “Gastar Exploration Victoria, Inc., a Michigan corporation” and “FSV” shall instead be references to “Gastar Victoria”, (iv) “First Texas Development, Inc., a Michigan corporation” shall instead be references to “Gastar Exploration Texas, Inc., a Michigan corporation” and “FTD” shall instead be references to “Gastar Texas, Inc.”, (v) “First Source Gas, LP, a Delaware limited partnership” shall instead be references to “Gastar Exploration Texas LP, a Delaware limited partnership” and “FSG LP” shall instead be references to “Gastar Texas LP” and (vi) “Bossier Basin, LLC, a Delaware limited liability company” shall instead be references to “Gastar Exploration Texas LLC, a Delaware limited liability company” and “BB LLC” shall instead be references to “Gastar Texas LLC.”

(b) Section 4.5(a) of the Security Agreement shall be amended in its entirety and as so amended shall read as follows:

“(a) On or prior to the date hereof, the Secured Party and each Debtor, as applicable, shall enter into an account control agreement or securities account control agreement, as applicable (each an “Account Control Agreement”), in a form specified by the Secured Party, with each financial institution with which such Debtor maintains from time to time any Deposit Accounts (general or special), securities accounts, brokerage accounts or other similar accounts (which financial institutions are set forth on Schedule VI attached hereto), other than Excluded Accounts (as defined below). Pursuant to the Account Control Agreements and pursuant hereto, each such Debtor grants and shall grant to the Secured Party a continuing lien upon, and security interest in, all such accounts and all funds at any time paid, deposited, credited or held in such accounts (whether for collection, provisionally or otherwise) or otherwise in the possession of such financial institutions, and each such financial institution shall act as the Secured Party’s agent in connection therewith. Following the Initial Closing Date, except as set forth in Section 4(t) of the Purchase Agreement, no Debtor shall establish any Deposit Account, securities account, brokerage account or other similar account with any financial institution (other than Excluded Accounts) unless prior thereto, the Secured Party and such Debtor shall have entered into an Account Control Agreement with such financial institution which purports to cover such account. Except for funds on deposit in the Excluded Accounts or as otherwise set forth in Section 4(t) of the Purchase Agreement, each Debtor shall deposit into, and shall keep on deposit all of its funds in, a Deposit Account which is subject to an Account Control Agreement. For purposes of this Agreement, “Excluded Accounts” means (i) the Initial Account (as defined in the Purchase Agreement) and (ii) one Deposit Account of the Debtors maintained at a financial institution located in Canada solely for the purpose of payment of fees and expenses of Borrower that are payable in Canadian currency, including, but not limited to, Toronto Stock Exchange listing fees, Canadian counsel fees or other similar charges and provincial taxes (the “Canadian Account”); provided, that the maximum balance in the Canadian Account does not exceed CDN$200,000 at any one time.”

(c) Schedules I, II and VI to the Security Agreement shall be amended in their entirety and as so amended shall read as set forth on Exhibit C attached hereto.

(d) The Exhibits to the Pledge Agreements shall be amended in their entirety and as so amended shall read as set forth on Exhibit D attached hereto.

5. Conditions. The effectiveness of this Amendment is subject to the following conditions precedent:

(a) each Loan Party shall have executed and delivered this Amendment;

(b) Borrower shall have delivered evidence satisfactory to Agent and each of the Buyers, in their sole discretion, that the Restructuring shall have been consummated;

(c) Gastar Exploration USA, Inc., as the successor-in-interest to FSW, as the successor-in-interest to FAD, shall have executed and delivered a Confirmatory Deed with regard to each of the Mortgages of record in the State of West Virginia made by FAD in favor of the Agent, for the benefit of the Buyers, giving effect to the merger of FAD with and into FSW, with FSW as the surviving corporation, and the change in the legal name of FSW to Gastar Exploration USA, Inc., in each case pursuant to the Restructuring, each of which Confirmatory Deeds shall be in form and substance satisfactory to Agent and each of the Buyers;

(d) each Loan Party that has changed its legal name as a result of the Restructuring shall have delivered written notice of such name change to each depository bank that is a party to a Deposit Account Control Agreement of which such Loan Party is also a party in accordance with the terms of such Deposit Account Control Agreement, copies of which notices shall have been delivered to Agent and each of the Buyers;

(e) 1212117 shall have executed and delivered a Joinder to Guaranty, in the form of Exhibit E attached hereto, and a Joinder to Security Agreement, in the form of Exhibit F attached hereto;

(f) Borrower shall have caused each of its Subsidiaries (other than Gastar Exploration Texas LLC and Gastar Exploration Texas LP) to issue replacement stock certificates evidencing one hundred percent (100%) of the issued and outstanding capital stock of such Subsidiary after giving effect to the consummation of the Restructuring, shall have delivered such stock certificates, along with assignments separate from certificate executed in blank and irrevocable proxies executed by the applicable Loan Party, to the Agent in accordance with the Pledge Agreements, and shall have stamped each of the original stock certificates of which such replacement certificates are being issued “cancelled”;

(g) all proceedings taken in connection with the transactions contemplated by this Amendment and the Restructuring, and all documents, instruments and other legal matters incident thereto, shall be satisfactory to Agent, its legal counsel, and each of the Buyers;

(h) no Event of Default (as defined in the Initial Notes) shall have occurred and be continuing or would arise from the Loan Parties entering into this Amendment or any of the other agreements, documents and instruments to be executed by each such Person pursuant to this Amendment (collectively, the “Other Amendment Documents”) or, after giving effect to the consent set forth in Section 1 above, from the consummation of the Restructuring;

(i) all of the representations and warranties set forth in Section 6 below shall be true, complete and correct;

(j) Borrower shall have delivered such evidence of the authority of the Loan Parties to execute, deliver and perform its obligations under this Amendment and all of the Other Amendment Documents, and such evidence of the authority of the Borrower and its Subsidiaries to consummate the Restructuring, as the Agent and each of the Buyers may require, including but not limited to (i) a copy of resolutions duly adopted by the board of directors (or other governing authority) of each such Person, authorizing the execution by each such Person of this Amendment and the Other Amendment Documents, as well as all agreements, documents and instruments to be executed by each such Person in connection with the consummation of the Restructuring, in each case certified as complete and correct by the corporate secretary or similar officer of each such Person, (ii) such other approvals and/or consents as may be required from all other Persons whose approval or consent is necessary or required to enable the Loan Parties to enter into this Amendment and the Other Amendment Documents, to perform their respective obligations hereunder and thereunder and to consummate the Restructuring, (iii) certificates of merger or amalgamation or other evidence that the transactions contemplated by the Restructuring have been approved by applicable governmental authorities and (iv) a certificate of the secretary of each of the Loan Parties attaching and certifying as to each of the organizational documents of such Loan Party, as such organizational documents are in effect after giving effect to the consummation of the Restructuring, in each case certified by the Secretary of State (or similar, applicable governmental authority) of the state of incorporation or formation of each Loan Party, if and as applicable;

(k) Borrower shall have paid all fees and expenses of the Agent in connection with this Amendment, including, without limitation, attorneys’ fees and expenses; and

(l) each Loan Party shall have delivered such other instruments, documents, certificates, consents, waivers and opinions as the Agent and any of the Buyers may request.

The date on which the foregoing conditions shall have been satisfied shall be referred to herein as the “Omnibus Amendment Effective Date.”

6. Representations and Warranties. To induce Agent and Buyers to enter into this Amendment, each Loan Party, jointly and severally, represents and warrants to Agent and Buyers:

(a) that it has full power and authority to execute and deliver this Amendment and the Other Amendment Documents, to perform its obligations hereunder and thereunder and to consummate the Restructuring, and that the execution, delivery and performance of this Amendment and the Other Amendment Documents have been duly authorized by all requisite action on the part of such Loan Party, that this Amendment and such Other Amendment Documents have been duly executed and delivered by such Loan Party and that the Restructuring has been duly authorized by all requisite action on the part of such Loan Party and any other Persons whose authorization or consent is required in connection with the consummation thereof;

(b) that upon the execution and delivery hereof and thereof, this Amendment and the Other Amendment Documents will be valid, binding and enforceable upon it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally or by equitable principles relating to enforceability;

(c) that each of the representations and warranties set forth in the Purchase Agreement and the other Transaction Documents (other than those which, by their terms, specifically are made as of certain date prior to the date hereof) are true, correct and complete in all respects as of the date hereof;

(d) that no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any court or governmental agency or any regulatory or self-regulatory agency is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Loan Parties of this Amendment and/or the Other Amendment Documents or, except for those obtained or made on or prior to the date hereof in connection with the Restructuring, in connection with the consummation of the Restructuring;

(e) that the execution and delivery of this Amendment and the Other Amendment Documents by such Loan Party, the performance by such Loan Party of its obligations hereunder and thereunder and the consummation of the Restructuring will not (i) result in a violation of the organizational documents of such Loan Party; (ii) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which such Loan Party is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such Loan Party or by which any property or asset of such Loan Party is bound or affected; and

(f) that such Loan Party is in compliance in all respects with each of the Transaction Documents to which such Loan Party is a party and that no Event of Default presently exists or would arise (whether with the giving of notice or the passage of time or both) from the Loan Parties entering into this Amendment and/or the Other Amendment Documents or, after giving effect to the consent set forth in Section 1 above, from the consummation of the Restructuring.

7. Further Assurances; Mortgages. Each Loan Party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as reasonably may be required by the Agent in order to effectuate fully the intent of this Amendment. Without limiting the generality of the foregoing, each Loan Party that is the grantor (or successor-in-interest to the grantor) of a Mortgage of record in the States of Texas, Wyoming and/or Montana made by such Loan Party in favor of the Agent, for the benefit of the Buyers, shall, as soon as reasonably practicable (and in no event later than ten (10) Business Days) after the date hereof, deliver written notice to the applicable governmental agencies in the States of Texas, Wyoming and Montana, of the change in the legal name of such Loan Party pursuant to the Restructuring, copies of which notices shall be delivered to Agent and each of the Buyers.

8. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

9. References. From and after the Omnibus Amendment Effective Date, any reference to the “Purchase Agreement” or the “Transaction Documents” contained in any document, instrument or agreement executed in connection with the “Purchase Agreement” or the “Transaction Documents” shall be deemed to be a reference to the “Purchase Agreement” or the “Transaction Documents”, as the case may be, as modified by this Amendment.

10. Counterparts; Facsimile Signatures. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

11. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Purchase Agreement and the other Transaction Documents and shall not be deemed to be a consent to the modification or waiver of any other term or condition of any of the Transaction Documents. Except as expressly modified and superseded by this Amendment, the terms and provisions of each of the Transaction Documents are ratified and confirmed and shall continue in full force and effect.

12. Reaffirmation. Each of the Loan Parties as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Transaction Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Transaction Document as security for or otherwise guaranteed the Obligations under or with respect to the Transaction Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each of the Loan Parties hereby consents to this Amendment and acknowledges that each of the Transaction Documents remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or Buyers, constitute a waiver of any provision of any of the Transaction Documents or serve to effect a novation of the Liabilities (as defined in the Security Agreement).

13. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Parties acknowledge that each of the Buyers has executed this Amendment in the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14. No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

15. Survival. The representations and warranties of the Loan Parties contained in Section 5 of this Amendment shall survive the Omnibus Amendment Effective Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

LOAN PARTIES:

GASTAR EXPLORATION LTD., an Alberta corporation

By:
Name:
Title:

GASTAR EXPLORATION USA, INC., a Michigan corporation

By:
Name:
Title:

GASTAR EXPLORATION NEW SOUTH WALES, INC., a Michigan corporation

By:
Name:
Title:

GASTAR EXPLORATION VICTORIA, INC., a Michigan corporation

By:
Name:
Title:

GASTAR EXPLORATION TEXAS, INC., a Michigan corporation

By:
Name:
Title:

GASTAR EXPLORATION TEXAS LP, a Delaware limited partnership

By:	GASTER EXPLORATION TEXAS LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

GASTAR EXPLORATION TEXAS LLC, a Delaware limited liability company

By:
Name:
Title:

1212117 ALBERTA LTD., an Alberta corporation

By:
Name:
Title:

AGENT:

PROMETHEAN ASSET MANAGEMENT, L.L.C., in its capacity as collateral agent for the Buyers

By:
Name:	Robert J. Brantman
Title:	Partner and Authorized Signatory

BUYERS:

HFTP INVESTMENT L.L.C., as a Buyer

By:	Promethean Asset Management L.L.C., its Investment Manager

By:
Name:	Robert J. Brantman
Title:	Partner and Authorized Signatory

GAIA OFFSHORE MASTER FUND, LTD., as a Buyer

By:	Promethean Asset Management L.L.C.
Its:	Investment Manager

By:
Name:	Robert J. Brantman
Title:	Partner and Authorized Signatory

LEONARDO, L.P., as a Buyer

By:	Leonardo Capital Management, Inc.
Its:	General Partner

	By:	Angelo, Gordon & Co., L.P.
	Its:	Director

By:
Name:
Title:

WAYLAND RECOVERY FUND, LLC, as a Buyer

	By:	Wayzata Investment Partners LLC
	Its:	Manager

By:
Name:
Title:

WAYZATA RECOVERY FUND, LLC, as a Buyer

	By:	Wayzata Investment Partners LLC
	Its:	Manager

By:
Name:
Title:

CYRUS OPPORTUNITIES FUND, L.P., as a Buyer

By:	Cyrus Capital Partners, L.P., as Investment Manager

By:	Cyrus Capital Partners GP, LLC, General Partner

By:
Name:
Title:

CYRUS OPPORTUNITIES FUND II, L.P., as a Buyer

By:	Cyrus Capital Partners, L.P., as Investment Manager

By:	Cyrus Capital Partners GP, LLC, General Partner

By:
Name:
Title: